Exhibit 5.1

[Mayer, Brown & Platt Letterhead]

main telephone (312) 782-0600 main fax (312) 701-7711

August __, 2001

The Board of Trustees
Archstone-Smith Trust
7670 South Chester Street, Suite 100
Englewood, Colorado 80112

Gentlemen:

            We have acted as special counsel to Archstone-Smith Trust (formerly known as New Garden Residential Trust), a Maryland real estate investment trust ("Archstone-Smith"), in connection with the registration of the following securities (the "Securities") of Archstone-Smith in connection with the merger of Charles E. Smith Residential Realty, Inc., a Maryland corporation ("Smith Residential"), with and into Archstone-Smith pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001 (the "Merger Agreement"), among Archstone-Smith, Archstone Communities Trust, a Maryland real estate investment trust, Smith Residential and Charles E. Smith Residential Realty L.P., a Delaware limited partnership, and the other transactions as described in Archstone-Smith's Registration Statement on Form S-4 (File No. 333-63734) filed with the Securities and Exchange Commission (the "Registration Statement"): (i)                          Common Shares of Beneficial Interest, par value $0.01 per share and a corresponding number of preferred share purchase rights; (ii) 3,206,635 Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share; (iii) 1,989,200 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (iv) 1,992,200 Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (v) 2,640,325 Series H Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (vi) 500 Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (vii) 684,931 Series J Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (viii) 666,667 Series K Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; (ix) 641,026 Series L Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share; and (x) 400,000 Series M Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

            The Securities are to be issued under Archstone-Smith's Amended and Restated Declaration of Trust (the "Declaration of Trust"), to be filed with the State Department of Assessments and Taxation of Maryland, the form of which has been filed as an exhibit to the Registration Statement. For purposes of this opinion, we have assumed that the Declaration of The Board of Trustees
Archstone–Smith Trust
August __, 2001

Trust will be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland prior to the issuance of the Securities.

            As special counsel to Archstone-Smith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Merger Agreement, the Declaration of Trust, Archstone-Smith's Bylaws, as proposed to be amended and restated, resolutions of Archstone-Smith's Board of Trustees and committees thereof (the "Board") and such Archstone-Smith records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Archstone-Smith. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.

            Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and, when and if delivered in the manner described in the Merger Agreement and the resolutions of the Board, will be legally issued, fully paid and, except as described below, nonassessable.

            Our opinion relating to the nonassessability of the Securities does not pertain to the potential liability of shareholders of Archstone-Smith for debts and liabilities of Archstone-Smith. Section 5-419(a) of the Courts and Judicial Proceedings Article of the Maryland Code provides that "a shareholder . . . of a real estate investment [trust] . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by Archstone-Smith or the Board. The Declaration of Trust further provides that Archstone-Smith shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that Archstone-Smith, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to Archstone-Smith shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, including Colorado, the state in which Archstone-Smith's principal executive office is located, be personally liable for such claims and liabilities.

The Board of Trustees
Archstone–Smith Trust
August __, 2001

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                                                                                      Very truly yours,

                                                                                                      MAYER, BROWN & PLATT